Exhibit 99




                    PROTECTIVE ANNOUNCES RECORD 1Q99 EARNINGS


BIRMINGHAM, Alabama (April 23, 1999) Protective Life Corporation (NYSE:PL) announced record first quarter results today. The Company's diluted operating income, which excludes realized investment gains and losses and related amortization, was $.55 per share in the 1999 first quarter, a 17% increase over the $.47 per share last year. Consolidated net income for the first quarter of 1999 was $36.6 million, compared to $30.0 million reported for the 1998 first quarter. Diluted net income per share was $.56 per share in the 1999 first quarter compared to $.47 per share last year.

At March 31, 1999, the Company's assets were $12.2 billion. Share-owners' equity per share was $14.26 (excluding $.03 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending March 31, 1999 was 16.6%. (Average equity excludes the effect of unrealized gains and losses on share-owners' equity.)

This release includes "forward-looking statements" which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. Please refer to Exhibit 99 of the Company's most recent Form 10-K for more information about factors which could affect future results.

                                        4